Exhibit 99.1

American Eagle Outfitters Raises 2023 Financial Targets, Taking Operating Income to $800 Million Reflecting Outstanding Execution On Real Power. Real Growth. Plan; 2021 Operating Income On-Track to $600 Million Following Strong Holiday Demand

January 11, 2022

•	AEO on track to achieve $600 million in operating income in 2021, surpassing 2023 operating income and margin goals two years ahead of schedule

•	New targets reflect $5.8 billion in revenue; 13.5% operating margin; and $800 million in operating income — a 26% CAGR from 2019-2023

•	Aerie’s powerful brand platform targeted to reach $2 billion+ in 2023

•	American Eagle to leverage structural profit improvements, leading brand position and expanding customer base

PITTSBURGH—(BUSINESS WIRE) – After strong holiday sales, American Eagle Outfitters, Inc. (NYSE: AEO) is on track to achieve $600 million in operating income for fiscal 2021.

With a year of strong execution across the “Real Power. Real Growth.” value creation plan, the company is on track to surpass its fiscal 2023 operating income and margin goals two years ahead of schedule. Building on this momentum, AEO is raising its 2023 financial targets. The plan will continue to focus on pursuing growth opportunities for Aerie’s powerful brand platform through innovation, expanding deeper into key markets and growing its customer base. Having successfully driven significant and structural improvement in profitability at American Eagle, the brand will now pursue a dual agenda of modest growth and maintaining healthy profit flow-through.

AEO will continue to leverage its leading customer-focused and operational capabilities and maintain its ROI discipline, while building on the power of its people, culture and purpose.

“I am extremely proud of the team’s outstanding execution throughout the past year, which has instilled real structural improvements within our company. Inventory and real-estate optimization combined with strong demand fueled by product improvements have reignited profitability at the American Eagle brand. Aerie cemented another year of industry-leading growth and achieved a substantial inflection in profitability as its powerful brand platform continued to scale. Operational excellence drove solid results amidst external disruptions. We closed out a milestone year for our supply chain, anchored by two key acquisitions, which secured cost efficiencies, locked in key strategic advantages and created a new platform for future growth,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer. “As I look forward, I see tremendous growth potential and opportunities across the organization. I am excited to see us build on our successes as we strive to reach greater heights and create lasting value for our shareholders.”

Fourth Quarter Outlook

Fueled by strong demand and positive pricing, AEO expects record fourth quarter revenue with growth in the mid-to-high teens compared to fourth quarter 2020, and up in the mid-teens from the fourth quarter of 2019. Operating income is expected to be in the range of $90 to $100 million including approximately $80 million in higher freight costs, due to supply chain disruptions as discussed in November. The fourth quarter profit outlook reflects significant progress and meaningful growth compared to the fourth quarter of 2019.

2023 Financial Outlook

AEO targets revenue of approximately $5.8 billion and operating income of $800 million in fiscal 2023, with the operating margin expanding to 13.5%. These targets exclude potential asset impairment and restructuring charges.

AEO Inc	Previous 2023 Targets	New 2023 Targets
Revenue	$5.5 billion	$5.8 billion
Operating Income	$550 million	$800 million
Operating Margin	10.0%	13.5%

Aerie revenue is expected to reflect a high-20%’s compound annual growth rate to fiscal 2019, reaching approximately $2.2 billion and providing significant profit flow through. American Eagle revenue is expected to be up slightly to fiscal 2019, at approximately $3.6 billion, with improved profitability.

AEO’s executive leadership team will discuss its new targets in detail in a fireside chat at the ICR Conference today at 1pm Eastern Time. The event can be accessed in the Investor Relations section on AEO’s website, www.aeo-inc.com. A replay of the event will be archived and made available online on the company’s website.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including fourth quarter and annual fiscal 2021 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 and in any other filings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for the fourth quarter and fiscal 2021 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com